FOR IMMEDIATE RELEASE
July 29, 2021
For more information contact:
Tim McHugh (419) 247-2800

Welltower Reports Second Quarter 2021 Results
Toledo, Ohio, July 29, 2021…..Welltower Inc. (NYSE:WELL) today announced results for the quarter ended June 30, 2021.
Recent Highlights
•Reported net income attributable to common stockholders of $0.06 per diluted share
•Reported normalized FFO attributable to common stockholders of $0.79 per diluted share
•Seniors Housing Operating ("SHO") portfolio occupancy increased approximately 190 basis points ("bps") during the second quarter, exceeding our guidance of an approximate gain of 130 bps
•Completed $1.5 billion of pro rata gross investments during the second quarter
•Announced the acquisition of an 86 property seniors housing portfolio operated by Holiday Retirement for $1.58 billion. The transaction is expected to be immediately accretive to normalized funds from operations per diluted share following its anticipated closing in the third quarter
•Closed on a new $4.7 billion unsecured credit facility which includes a five bps improvement in pricing from the previous facility
•Sold 20.1 million shares of common stock under our ATM program via forward sale agreements since April 1, 2021 which are expected to generate $1.6 billion of gross proceeds and issued $500 million of 2.050% senior unsecured notes due January 2029
•Earned the 2021 ENERGY STAR® Partner of the Year Award for the third consecutive year and further elevated to the level of Sustained Excellence, the Environmental Protection Agency's highest recognition within the ENERGY STAR® program
COVID-19 Update
SHO Portfolio Virtually all of our communities are currently accepting new residents, resulting in an increase in move-in activity and occupancy rates in the most recent months. Month end occupancy rates are as follows:

	March 2021	April 2021	May 2021	June 2021
Spot occupancy (1)	72.6%	73.2%	73.6%	74.6%
Sequential occupancy change (2)		0.5%	0.5%	0.9%
(1) Spot occupancy represents approximate month end occupancy at our share for 592 properties in operation as of December 31, 2020, including unconsolidated properties but excluding acquisitions, executed dispositions and development conversions since this date.
(2) Sequential occupancy changes are based on actual spot occupancy and may not recalculate due to rounding.
On a month-to-date basis, as of July 23, 2021, SHO portfolio occupancy has increased approximately 40 bps. Occupancy continued to strengthen in the U.S. and U.K. with gains of approximately 60 bps and 30 bps, respectively, while occupancy in Canada remained flat over the same period.
In 2020, applications were made for amounts under Phase 2 and Phase 3 of the Provider Relief Fund related to our SHO portfolio. During the second quarter, we received pro rata Provider Relief Funds of approximately $5 million, which was recognized as a reduction to COVID-19 costs within property operating expenses.
Our share of property-level expenses associated with the COVID-19 pandemic relating to our total SHO portfolio, net of reimbursements including Provider Relief Funds and similar programs in the U.K. and Canada, totaled a benefit of approximately $1 million and $24 million for the three and six months ended June 30, 2021, respectively, as compared to an expense of approximately $37 million and $44 million for the three and six months ended June 30, 2020, respectively. These costs included higher labor expenses coupled with expenditures related to procurement of personal protective equipment and other supplies, net of any reimbursements. Such amounts had a favorable impact on net income attributable to common stockholders and normalized FFO per diluted share of less than $0.01 and $0.06, for the three and six months ended June 30, 2021, respectively, and an unfavorable impact of $0.09 and $0.11 per diluted share for the three and six months ended June 30, 2020, respectively.

2Q21 Earnings Release	July 29, 2021
Capital Activity and Liquidity In June, we announced an expanded $4.7 billion unsecured credit facility, including an expanded $4.0 billion unsecured revolving line of credit, which replaced our existing line of credit of $3.0 billion. The revolving line of credit will bear interest at LIBOR plus 77.5 bps based on our current credit ratings, which represents a 5 bps improvement from pricing under our previous unsecured revolving credit line. In addition, the revolving facility permits a reduction in the interest rate upon meeting certain reductions in greenhouse gas emissions. We have two existing facilities which remain outstanding: a $500 million USD term loan and a $250 million CAD term loan.
Inclusive of available borrowings under our line of credit, cash and cash equivalents, and IRC Section 1031 deposits, at June 30, 2021, we have $4.8 billion of near-term available liquidity and no material senior unsecured note maturities until 2024. Since the beginning of the second quarter, we sold 20.1 million shares of common stock under our ATM program via forward sale agreements at an initial weighted average price of $79.69 per share. These forward ATM sales are expected to generate gross proceeds of approximately $1.6 billion, of which 2.8 million shares were settled during the second quarter for $212 million of gross proceeds. Since the beginning of the year, we sold 22.3 million shares of common stock under our ATM program via forward sale agreements which are expected to generate gross proceeds of approximately $1.8 billion, of which 5.0 million shares have been settled resulting in $372 million of gross proceeds.
On June 28, 2021 we completed the issuance of $500 million senior unsecured notes bearing interest at 2.05% with a maturity date of January 2029. Proceeds from the offering were used to pay down borrowings under our revolving line of credit. During the quarter we extinguished $1.6 billion of debt, including $674 million in senior unsecured notes due 2023, $860 million pay down of the term loan due 2022 and $25 million of secured debt at a yield of 3.31%.
Dividend On July 29, 2021, the Board of Directors declared a cash dividend for the quarter ended June 30, 2021 of $0.61 per share. This dividend, which will be paid on August 19, 2021 to stockholders of record on August 12, 2021, will be our 201st consecutive quarterly cash dividend. The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.
Quarterly Investment and Disposition Activity In the second quarter, we completed $1.5 billion of pro rata gross investments including $1.4 billion in acquisitions and loan funding as well as $142 million in development funding. We converted four development projects for an aggregate pro rata amount of $196 million. Additionally, during the quarter we completed pro rata property dispositions and loan payoffs of $541 million.
Notable Investment Activity Completed or Announced During the Quarter
Safanad/HC-One Loan Funding and Equity Investment As previously announced, we provided £540 million ($750 million) of senior loan financing and a £30 million ($42 million) delayed facility to affiliates of Safanad, a global real estate and private equity firm, as part of the successful recapitalization of its investment in HC-One Group. The recapitalization will enhance HC-One’s ability to meet the complex care needs of the communities it serves and reinforces its commitment to its team members at all levels of the organization, while enabling HC-One to continue to modernize and enhance its portfolio of care homes. The loan has a 5-year term and is fully collateralized by the shares and assets of the HC-One Group, including its underlying property portfolio of owned assets across the United Kingdom. Welltower’s last pound basis on the initial £540 million tranche is approximately £40,000 per unit.
Additionally, we will have the ability to participate in the anticipated recovery in the U.K. seniors housing sector through both warrants and an equity investment. The transaction is expected to generate a low-to-mid teens unlevered IRR.
StoryPoint Senior Living During the quarter, we acquired three combination independent living, assisted living and memory care communities located in the Midwest with an average age of four years for $102 million. The communities will be operated by StoryPoint under a new triple-net master lease. The transaction is expected to generate an unlevered IRR in the high-single digit range.
Pathway to Living During the quarter, we formed a new RIDEA relationship with Illinois-based Pathway to Living, an established operator of seniors housing communities, and acquired 22 properties in Illinois and Ohio for a pro rata investment amount of $100 million or $93,000 per unit, representing a substantial discount to replacement cost. In July, we closed on a second tranche of seven seniors housing properties from the same seller for a pro rata purchase price of approximately $50 million which were added to the existing RIDEA relationship with Frontier Management. The total transaction of approximately $147 million is expected to generate a low-double digit unlevered IRR.
Oakmont Senior Living During the quarter, we expanded our relationship with Oakmont Senior Living through the acquisition of Ivy Living at Otay Ranch, a combination assisted living and memory care community in San Diego, California for a pro rata purchase price of $35 million. Subsequent to quarter end, we entered into a strategic partnership with Oakmont Management Group that is expected to expand the size of Welltower and Oakmont’s existing portfolio, which currently spans nine assisted living and memory care communities. The partnership will include acquisition opportunities and an exclusive, long-term development agreement. Welltower and Oakmont have agreed to a strongly aligned RIDEA 3.0 management contract.
Norman Regional Health System During the quarter, we expanded our relationship with Bremner Real Estate and began construction on the first building in a multi-phased expansion of the Norman Regional Health System. The total development cost for phase one of the multi-phased expansion is expected to be in excess of $100 million and will consist of 181,000 rentable square feet of class A outpatient medical facilities.

2Q21 Earnings Release	July 29, 2021
ProMedica Joint Venture Disposition As previously announced, the Welltower and ProMedica joint venture intends to divest a 25 property portfolio of non-strategic skilled nursing facilities for $265 million and is expected to generate an unlevered IRR of 22% over the 2.5 year ownership period of the assets. The properties, which were acquired through the formation of the Welltower/ProMedica joint venture in 2018, are in eight states and have an average age of 41 years. During the second quarter, we completed the disposition of 8 properties for pro rata proceeds of $47 million and a gain on sale of $12 million. The sale of the remaining properties are expected to close during the second half of 2021.
Long-Term/Post-Acute Medical Disposition During the quarter, we completed the disposition of three properties for $75 million resulting in a gain on sale of $31 million, further reducing long-term/post-acute care exposure.
Holiday Retirement On June 21, 2021, we announced that we entered into a definitive agreement to acquire a portfolio of 86 seniors housing properties currently owned by Holiday Retirement for $1.58 billion. The portfolio is valued at $152,000 per unit, representing a discount to estimated replacement cost in excess of 30%. Atria Senior Living will assume operations of the portfolio following its acquisition of the Holiday management company (also announced on June 21, 2021). The transaction is expected to be immediately accretive to Welltower's normalized funds from operations per diluted share and has significant growth upside through the post-COVID recovery in seniors housing fundamentals, implementation of Atria's technologically advanced operating platform and capital investment in assets.
Genesis Healthcare Update As previously announced, we entered into a definitive agreement to execute a series of mutually beneficial transactions resulting in the substantial exit of Welltower's operating relationship with Genesis Healthcare. The status of these transactions is as follows:
•The transition of 9 PowerBack facilities to an 80/20 joint venture with ProMedica, which occurred in April and generated pro rata proceeds of $58 million.
•As of July 1, 2021, operations have transitioned for 28 properties with a remaining seven expected to transition before year end. The sales of these properties are expected to close during the second half of the year.
Other Transactions During the second quarter, we acquired four seniors housing communities for $107 million which will be operated by existing operators Sunrise Senior Living, Chartwell Residences, Sparrow Living and a new relationship with Enclave Companies. Additionally, a first mortgage loan previously extended by Welltower in August 2020 was repaid in full for $178 million during the quarter.
Notable July Investment Activity
Aspect Health Acquisition In July, we formed a new 95/5 joint venture with Aspect Health and simultaneously acquired six medical office buildings in infill markets across the New York City metropolitan area for a pro rata investment amount of $99 million. The class-A portfolio has a weighted average remaining lease term of 12 years. With the transaction, we will have a 10-year exclusivity agreement with Aspect Health which allows the joint venture to finance future development projects in the New York City metropolitan area.
Outlook for Third Quarter 2021 The degree to which the COVID-19 pandemic continues to impact our operations and those of our operators and tenants, including the variability in the timing of recovery, is dependent on a variety of factors and remains highly uncertain. Accordingly, we are only introducing earnings guidance for the quarter ended September 30, 2021 and expect to report net income attributable to common stockholders in a range of $0.44 to $0.49 per diluted share and normalized FFO attributable to common stockholders in a range of $0.78 to $0.83 per diluted share. In preparing our guidance, we have made the following assumptions:
•Provider Relief Funds: Our third quarter guidance does not include the recognition of any Provider Relief Funds which may be received during the quarter.
•SHO Portfolio Occupancy: Midpoint of normalized FFO guidance assumes a continuation of recent trends resulting in an approximate increase of 190 bps through the third quarter.
•General and Administrative Expenses: We anticipate full year general and administrative expenses to be approximately $132 million to $137 million and stock-based compensation expense to be approximately $21 million.
•Investments: Our third quarter 2021 earnings guidance includes only those acquisitions closed or announced to date. Furthermore, no transitions or restructures beyond those announced to date are included.
•Development: We anticipate funding approximately $288 million of development in 2021 relating to projects underway on June 30, 2021.
•Dispositions: We expect pro rata disposition proceeds of $1.5 billion at a blended yield of 8.1% in 2021. This includes approximately $758 million in proceeds from dispositions and loan payoffs completed through June 30, 2021 and $735 million of incremental expected proceeds related to properties classified as held-for-sale as of June 30, 2021.
Our guidance does not include any additional investments, dispositions or capital transactions beyond those we have announced, nor any other expenses, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items. Please see the

2Q21 Earnings Release	July 29, 2021
Supplemental Reporting Measures section for further discussion and our definition of normalized FFO and Exhibit 3 for a reconciliation of the outlook for net income available to common stockholders to normalized FFO attributable to common stockholders. We will provide additional detail regarding our third quarter outlook and assumptions on the second quarter 2021 conference call.
Conference Call Information We have scheduled a conference call on Friday, July 30, 2021 at 9:00 a.m. Eastern Time to discuss our second quarter 2021 results, industry trends and portfolio performance. Telephone access will be available by dialing (844) 467-7115 or (409) 983-9837 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through August 13, 2021. To access the rebroadcast, dial (855) 859-2056 or (404) 537-3406 (international). The conference ID number is 5191208. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days.
Supplemental Reporting Measures We believe that net income and net income attributable to common stockholders ("NICS"), as defined by U.S. generally accepted accounting principles ("U.S. GAAP"), are the most appropriate earnings measurements. However, we consider funds from operations ("FFO"), normalized FFO, NOI, SSNOI, REVPOR and SS REVPOR to be useful supplemental measures of our operating performance. These supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts ("NAREIT") created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 2. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of the Company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
No reconciliation of forecasted normalized FFO attributable to common stockholders per diluted share accretion or estimate of forecasted impact on net income attributable to common stockholders per diluted share for the announced Holiday Retirement acquisition is provided herein because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measures without unreasonable efforts primarily due to the anticipated timing of receipt of draft third-party real estate appraisals and valuations. We believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.
We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to operators, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent costs unrelated to property operations or transaction costs. These expenses include, but are not limited to, payroll and benefits, professional services, office expenses and depreciation of corporate fixed assets. SSNOI is used to evaluate the operating performance of our properties using a consistent population which controls for changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Acquisitions and development conversions are included in the same store amounts five full quarters after acquisition or being placed into service. Land parcels, loans and sub-leases, as well as any properties sold or classified as held for sale during the period, are excluded from the same store amounts. Redeveloped properties (including major refurbishments of a Seniors Housing Operating property where 20% or more of units are simultaneously taken out of commission for 30 days or more or Outpatient Medical properties undergoing a change in intended use) are excluded from the same store amounts until five full quarters post completion of the redevelopment. Properties undergoing operator transitions and/or segment transitions are also excluded from the same store amounts until five full quarters post completion of the operator transition or segment transition. In addition, properties significantly impacted by force majeure, acts of God or other extraordinary adverse events are excluded from same store amounts until five full quarters after the properties are placed back into service. SSNOI excludes non-cash NOI and includes adjustments to present consistent property ownership percentages and to translate Canadian properties and UK properties using a consistent exchange rate. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S.

2Q21 Earnings Release	July 29, 2021
GAAP. Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained. We believe NOI and SSNOI provide investors relevant and useful information because they measure the operating performance of our properties at the property level on an unleveraged basis. We use NOI and SSNOI to make decisions about resource allocations and to assess the property level performance of our properties.
REVPOR represents the average revenues generated per occupied room per month at our Seniors Housing Operating properties. It is calculated as our pro rata version of total resident fees and services revenues from the income statement divided by average monthly occupied room days. SS REVPOR is used to evaluate the REVPOR performance of our properties under a consistent population which eliminates changes in the composition of our portfolio. It is based on the same pool of properties used for SSNOI and includes any revenue normalizations used for SSNOI. We use REVPOR and SS REVPOR to evaluate the revenue-generating capacity and profit potential of our Seniors Housing Operating portfolio independent of fluctuating occupancy rates. They are also used in comparison against industry and competitor statistics, if known, to evaluate the quality of our Seniors Housing Operating portfolio.
Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended June 30, 2021, which is available on the Company’s website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.
About Welltower Welltower Inc. (NYSE:WELL), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The Company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower™, a real estate investment trust (“REIT”), owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com. We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”. Accordingly, investors should monitor such portion of our website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission. The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.
Forward-Looking Statements and Risk Factors This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When Welltower uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, Welltower is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause Welltower’s actual results to differ materially from Welltower’s expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the duration and scope of the COVID-19 pandemic; the impact of the COVID-19 pandemic on occupancy rates and on the operations of Welltower and its operators/tenants; actions governments take in response to the COVID-19 pandemic, including the introduction of public health measures and other regulations affecting Welltower’s properties and the operations of Welltower and its operators/tenants; uncertainty regarding the implementation and impact of the CARES Act and future stimulus or other COVID-19 relief legislation; the effects of health and safety measures adopted by Welltower and its operators/tenants related to the COVID-19 pandemic; increased operational costs as a result of health and safety measures related to COVID-19; the impact of the COVID-19 pandemic on the business and financial condition of operators/tenants and their ability to make payments to Welltower; disruptions to Welltower's property acquisition and disposition activity due to economic uncertainty caused by COVID-19; general economic uncertainty in key markets as a result of the COVID-19 pandemic and a worsening of global economic conditions or low levels of economic growth; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; Welltower’s ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting Welltower’s properties; Welltower’s ability to re-lease space at similar rates as vacancies occur; Welltower’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting

2Q21 Earnings Release	July 29, 2021
Welltower’s properties; changes in rules or practices governing Welltower’s financial reporting; the movement of U.S. and foreign currency exchange rates; Welltower’s ability to maintain Welltower’s qualification as a REIT; key management personnel recruitment and retention; and other risks described in Welltower’s reports filed from time to time with the SEC. Finally, Welltower undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

2Q21 Earnings Release	July 29, 2021
Welltower Inc.
Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	June 30,
	2021	2020
Assets
Real estate investments:
Land and land improvements	$3,448,542	$3,479,369
Buildings and improvements	28,124,236	28,589,269
Acquired lease intangibles	1,516,971	1,565,978
Real property held for sale, net of accumulated depreciation	592,699	382,580
Construction in progress	458,844	411,700
Less accumulated depreciation and intangible amortization	(6,415,676)	(6,001,177)
Net real property owned	27,725,616	28,427,719
Right of use assets, net	453,621	502,604
Real estate loans receivable, net of credit allowance	1,097,299	224,871
Net real estate investments	29,276,536	29,155,194
Other assets:
Investments in unconsolidated entities	1,020,112	786,921
Goodwill	68,321	68,321
Cash and cash equivalents	513,602	1,678,770
Restricted cash	295,102	147,473
Straight-line rent receivable	331,381	464,716
Receivables and other assets	671,062	861,257
Total other assets	2,899,580	4,007,458
Total assets	$32,176,116	$33,162,652

Liabilities and equity
Liabilities:
Unsecured credit facility and commercial paper	$—	$—
Senior unsecured notes	11,157,732	11,815,972
Secured debt	2,304,178	2,619,678
Lease liabilities	409,628	447,424
Accrued expenses and other liabilities	1,061,370	1,015,906
Total liabilities	14,932,908	15,898,980
Redeemable noncontrolling interests	392,379	327,145
Equity:
Common stock	423,933	418,343
Capital in excess of par value	21,161,838	20,836,549
Treasury stock	(108,633)	(93,799)
Cumulative net income	8,425,401	7,838,284
Cumulative dividends	(13,854,145)	(12,834,381)
Accumulated other comprehensive income	(127,948)	(116,856)
Total Welltower Inc. stockholders’ equity	15,920,446	16,048,140
Noncontrolling interests	930,383	888,387
Total equity	16,850,829	16,936,527
Total liabilities and equity	$32,176,116	$33,162,652

2Q21 Earnings Release	July 29, 2021

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2021	2020	2021	2020
	Revenues:
	Resident fees and services	$740,891	$769,560	$1,464,355	$1,619,532
	Rental income	354,723	396,305	657,566	786,265
	Interest income	38,448	16,069	58,027	31,310
	Other income	6,930	6,541	13,106	9,970
	Total revenues	1,140,992	1,188,475	2,193,054	2,447,077
	Expenses:
	Property operating expenses	642,657	660,764	1,259,983	1,342,545
	Depreciation and amortization	240,885	265,371	485,311	540,172
	Interest expense	122,341	126,357	245,483	268,364
	General and administrative expenses	31,436	34,062	61,362	69,543
	Loss (gain) on derivatives and financial instruments, net	(359)	1,434	1,575	9,085
	Loss (gain) on extinguishment of debt, net	55,612	249	50,969	249
	Provision for loan losses	6,197	1,422	7,580	8,494
	Impairment of assets	23,692	75,151	47,260	102,978
	Other expenses	11,687	19,411	22,681	25,703
	Total expenses	1,134,148	1,184,221	2,182,204	2,367,133
	Income (loss) from continuing operations before income taxes
	and other items	6,844	4,254	10,850	79,944
	Income tax (expense) benefit	2,221	(2,233)	(1,722)	(7,675)
	Income (loss) from unconsolidated entities	(7,976)	1,332	5,073	(2,360)
	Gain (loss) on real estate dispositions, net	44,668	155,863	103,748	418,687
	Income (loss) from continuing operations	45,757	159,216	117,949	488,596

	Net income (loss)	45,757	159,216	117,949	488,596
Less:	Net income (loss) attributable to noncontrolling interests (1)	19,500	(20,030)	20,146	(934)
	Net income (loss) attributable to common stockholders	$26,257	$179,246	$97,803	$489,530
	Average number of common shares outstanding:
	Basic	417,452	417,084	417,360	413,696
	Diluted	419,305	419,121	419,205	415,775
	Net income (loss) attributable to common stockholders per share:
	Basic	$0.06	$0.43	$0.23	$1.18
	Diluted(2)	$0.06	$0.42	$0.23	$1.17
	Common dividends per share	$0.61	$0.61	$1.22	$1.48

(1) Includes amounts attributable to redeemable noncontrolling interests.
(2) Includes adjustment to the numerator for income (loss) attributable to OP unitholders.

2Q21 Earnings Release	July 29, 2021

FFO Reconciliations				Exhibit 1
(in thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net income (loss) attributable to common stockholders	$26,257	$179,246	$97,803	$489,530
Depreciation and amortization	240,885	265,371	485,311	540,172
Impairments and losses (gains) on real estate dispositions, net	(20,976)	(80,712)	(56,488)	(315,709)
Noncontrolling interests(1)	(16,591)	(42,539)	(29,107)	(51,948)
Unconsolidated entities(2)	19,265	14,231	38,488	29,676
NAREIT FFO attributable to common stockholders	248,840	335,597	536,007	691,721
Normalizing items, net(3)	81,407	25,358	128,152	88,553
Normalized FFO attributable to common stockholders	$330,247	$360,955	$664,159	$780,274

Average diluted common shares outstanding	419,305	419,121	419,205	415,775

Per diluted share data attributable to common stockholders:
Net income (loss)(4)	$0.06	$0.42	$0.23	$1.17
NAREIT FFO	$0.59	$0.80	$1.28	$1.66
Normalized FFO	$0.79	$0.86	$1.58	$1.88

Normalized FFO Payout Ratio:
Dividends per common share	$0.61	$0.61	$1.22	$1.48
Normalized FFO attributable to common stockholders per share	$0.79	$0.86	$1.58	$1.88
Normalized FFO payout ratio	77%	71%	77%	79%

Other items:(5)
Net straight-line rent and above/below market rent amortization(6)	$(20,729)	$(25,627)	$(38,863)	$(50,557)
Non-cash interest expenses(7)	4,714	2,275	8,349	5,098
Recurring cap-ex, tenant improvements, and lease commissions	(20,426)	(17,579)	(31,859)	(40,195)
Stock-based compensation(8)	4,129	6,892	9,510	13,714

(1) Represents noncontrolling interests' share of net FFO adjustments.
(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 2.
(4) Includes adjustment to the numerator for income (loss) attributable to OP unitholders.
(5) Amounts presented net of noncontrolling interests' share and including Welltower's share of unconsolidated entities.
(6) Excludes normalized other impairment (see Exhibit 2).
(7) Excludes normalized incremental interest expense (see Exhibit 2).
(8) Excludes certain severance related stock-based compensation recorded in other expense (see Exhibit 2).

2Q21 Earnings Release	July 29, 2021

Normalizing Items				Exhibit 2
(in thousands, except per share data)	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2021		2020	2021	2020
Loss (gain) on derivatives and financial instruments, net	$(359)	(1)	$1,434	$1,575	$9,085
Loss (gain) on extinguishment of debt, net	55,612	(2)	249	50,969	249
Provision for loan losses	6,197	(3)	1,422	7,580	8,494
Nonrecurring income tax benefits	(6,298)	(4)	—	(6,298)	—
Incremental interest expense	—		—	—	5,871
Other impairment	—		1,842	49,241	34,110
Other expenses	11,687	(5)	19,411	22,681	25,703
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	14,568	(6)	1,000	2,404	5,041
Net normalizing items	$81,407		$25,358	$128,152	$88,553

Average diluted common shares outstanding	419,305		419,121	419,205	415,775
Net normalizing items per diluted share	$0.19		$0.06	$0.31	$0.21

(1) Primarily related to mark-to-market of Genesis Healthcare stock holdings.
(2) Primarily related to the April extinguishment of $339,128,000 of our 3.75% senior unsecured notes due March 2023 and $334,624,000 of our 3.95% senior unsecured notes due September 2023.
(3) Primarily related to reserves for loan losses under the current expected credit losses accounting standard.
(4) Primarily related to revaluation of deferred taxes due a change in the U.K. tax rate and an adjustment to a deferred tax liability due to the recognition of an impairment charge.
(5) Primarily related to non-capitalizable transaction costs.
(6) Primarily related to noncontrolling interests' share of the reserve for straight-line rent receivable balances related to leases placed on cash recognition.

Outlook Reconciliations: Quarter Ending September 30, 2021		Exhibit 3
(in millions, except per share data)	Current Outlook
	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$191	$212
Impairments and losses (gains) on real estate dispositions, net(1,2)	(120)	(120)
Depreciation and amortization(1)	267	267
NAREIT FFO and Normalized FFO attributable to common stockholders	338	359

Diluted per share data attributable to common stockholders:
Net income	$0.44	$0.49
NAREIT FFO and Normalized FFO	$0.78	$0.83

Other items:(1)
Net straight-line rent and above/below market rent amortization	$(20)	$(20)
Non-cash interest expenses	5	5
Recurring cap-ex, tenant improvements, and lease commissions	(30)	(30)
Stock-based compensation	5	5

(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(2) Includes estimated gains on expected dispositions.